Exhibit 99.1

Accentia Biopharmaceuticals Announces Results on

Primary Endpoint in Clinical Study of SinuNase Lavage

TAMPA, FLORIDA – March 24, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) today announced that its Phase 3 clinical trial evaluating the Company’s exclusively-licensed technology from the Mayo Clinic consisting of an intranasal antifungal lavage, SinuNase™ (topical amphotericin B 0.01% suspension) achieved, as anticipated, superior resolution of the cardinal symptoms of chronic sinusitis (CS), as compared to placebo control arm, however, the analysis of the unblinded primary endpoint data did not show the required level of statistical significance when comparing the SinuNase arm to the control arm. The unblinded intent-to-treat (ITT) statistical analysis using the O’Brien composite ranking showed a p-value = 0.14 comparing SinuNase lavage to the control lavage. The Company continues to believe that SinuNase is a viable product candidate for the treatment of CS, and a full data analysis of both the primary and secondary endpoints will be conducted in order to determine the next steps necessary in order to advance the product, both in its lavage and pump-spray formulations.

The safety profile of SinuNase lavage was comparable to the safety profile of the control lavage without a single serious adverse event attributable to SinuNase or any example of allergic reaction to SinuNase despite over 20,000 dose exposures.

The Company believes that the results of this comparative lavage study are encouraging and support that CS is due to a fungal-induced inflammation. The results for the primary endpoint show a superiority of SinuNase lavage over control lavage. Moreover, all of the patients enrolled in the study had their nasal mucus test positive for eMBP (eosinophilic major basic protein positive). Of the 299 enrolled, 299 tested positive for eMBP, strongly supporting the role of eosinophilic reaction to fungi in the pathogenesis of CS. In order to conduct a Phase 3 trial on the SinuNase lavage, the Company had to perform a placebo-controlled double-blind study, and accordingly, the control group had to be treated with a lavage with the same volume of irrigant and method of delivery as the treatment arm. The Company is not aware of any prior study of lavage, including saline lavage, in well-documented CS cases that has demonstrated significant symptom resolution, reduction in polyposis, and/or improvement in CT scan of the sinuses. The Company notes that the blinded ITT analysis on all enrolled patients remained consistent with its previous reports. Based on the initial unblinded clinical trial data, it appears that the control lavage unexpectedly achieved some therapeutic effect (as opposed to a simple placebo effect). Accordingly, it is our current belief that lavage alone may have reduced the fungal load sufficiently enough to reduce the fungal-induced inflammation in some patients and this may have masked somewhat the comparative benefits of intranasal antifungal administration (SinuNase) as it relates to the primary endpoint. The Company expects to have the full data set in April, and believes it is possible that this data may provide additional evidence among responders for superiority of intranasal antifungal lavage compared to the control lavage in terms of lessening of severity of symptoms in CS (i.e. improvement in a variety of symptoms as opposed to resolution of just two cardinal symptoms), reduction in polyposis by endoscopy, reduction in sinus inflammation by CT scan, and more substantial reduction in molecular markers of fungus and inflammation in the nasal mucus. As planned, the Company intends to meet with the FDA soon after receiving the full data report in order to review the outcomes.

The full data set may also help to predict if a low volume pump spray of SinuNase is likely to show superiority to placebo control by eliminating any therapeutic benefits which appear to be intrinsically associated with a lavage. The daily volumetric difference between the lavage and pump spray is about an 80:1 ratio (i.e. 80 cc/day lavage vs 1cc/day pump spray). As previously announced, the Company has already commenced preparations for a pump spray study because the pump is a more user-friendly application than the lavage.

Background on CS

CS is a debilitating disease with common symptoms including severe nasal congestion, sinus headache, production of thick mucus, runny nose, loss of smell, and chronic inflammation leading to polyps, which are small growth in the nasal passages that hinder breathing. CS can also result in opportunistic bacterial infections, acutely exacerbating those symptoms and often bringing patients to medical attention for the first time.

Researchers at Mayo Clinic were the first to propose that airborne fungus lodged in the mucus lining of the sinuses was the root cause of CS. Since 1999, a comprehensive body of basic and clinical research performed at the Mayo Clinic has indicated that CS is an immune reaction caused by fungus in susceptible patients (approximately 10% of the population), but as with most revolutionary paradigm shifts in medicine, this unexpected etiology of a host-determined reaction to a ubiquitous mold has been greeted with significant skepticism.

Dr. O’Donnell will further discuss the top-line SinuNase Phase 3 study results on a conference call and webcast, which will take place at 5:00 p.m. (EDT) today. Anyone interested in participating on the conference call should dial 1-877-407-9205 if calling within the United States or 1-201-689-8054 if calling internationally. Participants should ask for “Accentia’s SinuNase Phase 3 Results” conference call. There will be a playback available until April 7, 2008. To listen to the playback, please call 1-877-660-6853 if calling within the United States or 1-201-612-7415 if calling internationally. Please use Account# 286 and Conference ID# 278582 for replay.

The call is also being webcast by Vcall and can be accessed at Accentia’s website at http://www.accentia.net and at http://www.investorcalendar.com. To access the webcast, you will need to have the Windows Media Player or Real Player on your desk top.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a portfolio company of the Hopkins Capital Group, LLC. It is organized as a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming ,and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities, which typically have a higher risk profile . The Company’s lead product candidate is SinuNase™, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune™, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (OTCBB:BVTI) and a royalty interest in Biovest’s lead drug candidate, BiovaxID® and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™, AllerNase™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.